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EXHIBIT II

                    UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                      COMPUTATION OF EARNINGS PER SHARE



                                              Three Months Ended March 31,
                                              ----------------------------
                                                   1998           1997
                                                   ----           ----
BASIC NET INCOME (LOSS) PER COMMON
SHARE

Net Income (Loss)                                  $42,132      $ (493,743)
                                                 ---------      ----------
Weighted average Common Shares outstanding       6,769,425       6,729,425
                                                 ---------       ---------
Basic Net Income (Loss) Per Common Share             $0.01         $ (0.07)
                                                     =====         =======


DILUTED NET INCOME (LOSS) PER COMMON
SHARE

Net Income (Loss)                                  $42,132      $ (493,743)
                                                   -------      ----------
Weighted average Common Shares outstanding       6,769,425       6,729,425

Options and warrants assumed to be Common Stock
    equivalents using Treasury Stock Method          3,087               0
                                                 ---------      ----------
Weighted average common shares
    outstanding, as adjusted                     6,772,512       6,729,425
                                                 ---------       ---------
Diluted Net Income (Loss) per Common Share           $0.01         $ (0.07)
                                                     =====         =======


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